                                                                    Exhibit 10.3



                  Description of Executive Incentive Bonus Plan



         First Charter Corporation maintains an Executive Incentive Bonus Plan (the "Bonus Plan") for executive officers, from which performance-oriented bonuses may be paid to certain key executive officers in any given year. The Compensation Committee of the Board of Directors (the "Committee") annually determines the executive officers eligible to participate in the Bonus Plan. In general, those executives that are considered to have major policy input with respect to the Corporation, or who are in a position to generate a major impact on the Corporation's earnings, are selected to participate in the Bonus Plan. Actual bonuses paid pursuant to the Bonus Plan are based on various return on assets ("ROA") levels of the Corporation at fiscal year end. No bonuses may be paid unless the Corporation reaches a minimum ROA, determined at the beginning of each year.

         Pursuant to the Bonus Plan, the Committee annually establishes a bonus pool amount for each participating executive, which is equal to a given percentage of the base salary of such executive. Such percentages are determined based on the executive's relative responsibilities and ability to impact the financial and operating performance of the Corporation. At year-end, the Committee applies a multiple to the bonus pool amounts to determine the actual amounts available to be awarded to participants. The multiple used is based on a scale of various ROA amounts as determined by the Committee at the beginning of a fiscal year. Of the amount eligible to be paid to a participant, 50% is paid to the executive on a non-discretionary basis. The remaining half of the eligible amount may be paid to the participant, in the discretion of the Committee, based on the participant's individual performance. When evaluating the performance of a participant, the Committee considers the Corporation's actual operating performance (such as reduced levels of past due loans, reduced levels of non-performing and restructured loans, improvements in asset quality and corresponding reductions in provision amounts, increased noninterest income and continued control of corporate expenses) in relation to its targeted long range action plan and the executive's ability to impact the various components thereof. Other criteria considered include the executive's initiative, contribution to overall corporate performance and managerial ability.

         The officers eligible to receive bonuses are Robert O. Bratton, Phillip
M. Floyd, Robert G. Fox, Jr., H. Clark Goodwin, Lawrence M. Kimbrough, Edward B. McConnell and David C. McGuirt.